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Exhibit 99.1

[LETTERHEAD]

PRESS RELEASE

FOR IMMEDIATE RELEASE—October 22, 2001

For further information:
James Leonetti, Chief Financial Officer
CB Richard Ellis
jleonetti@cbre.com

CBRE Holding, Inc. and CB Richard Ellis Services, Inc. Announces its preliminary, unaudited results of operations for the eight months ended August 31, 2001

NEW YORK—(BUSINESS WIRE)—October 22, 2001—

    On October 22, 2001, CB Richard Ellis Services, a subsidiary of CBRE Holdings, Inc., announced its preliminary, unaudited results of operations for the eight months ended August 31, 2001. For this period, CB Richard Ellis Services' revenues were approximately $743 million, commissions, fees and other incentives were approximately $352 million and operating, administrative and other expenses were approximately $343 million. These results of operations for the eight months ended August 31, 2001 as compared to the eight months ended August 31, 2000 indicate that revenues have declined by approximately 7%, commissions, fees and other incentives have declined by approximately 6% and operating, administrative and other expenses declined by approximately 1%. While the decline in revenue has been partially offset by the declines in commission and operating expenses, CB Richard Ellis Services has experienced a decline in operating income, cash flow and profitability during the first eight months of 2001, relative to the same period of 2000.

    In addition, on September 11, 2001, a terrorist attack resulted in the destruction of the World Trade Center Towers in New York City and significant damage to surrounding buildings and property in lower Manhattan. Due to this attack and a separate attack on the Pentagon in northern Virginia, as well as the possible related outbreak of hostilities and what may be the beginning of bio-terrorist activities we expect a further deterioration of the U.S. economy and commercial real estate market conditions, which could further adversely affect our transaction management segment and our other business segments.

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About CB Richard Ellis

    CB Richard Ellis is the world's leading real estate services company. Headquartered in Los Angeles with nearly10,000 employees worldwide, the company serves real estate owners, investors and occupiers through nearly 251 offices in 44 countries. Services include property sales and leasing, property management, corporate services, facilities management, commercial mortgage services, investment management, appraisal/valuation, research and consulting. CB Richard Ellis had 2000 revenues of $1.3 billion. For more information about CB Richard Ellis, visit the company's website at www.cbre.com.

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  Exhibit 99.1